UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2014

GENERAL EMPLOYMENT
ENTERPRISES, INC

(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd. Suite 420, Naperville, IL	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 ELECTION OF DIRECTOR OR PRINCIPAL OFFICER

NAPERVILLE, IL, May 9, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) ( “General Employment” or the “Company”) is pleased to announce that it has appointed experienced financial executive Francis (Frank) Elenio as its Chief Financial Officer, effective May 6, 2014.

Frank Elenio has been a financial and accounting professional for over 25 years; 15 of which he has served as Chief Financial Officer and a member of executive management. Mr. Elenio has held the position of Chief Financial Officer for SignalPoint Holding Corp., a privately-owned telecommunications company, Wilshire Enterprises, Inc., a real estate investment company, as well as GoAmerica, Inc. and RoomLinX, Inc., both publicly-traded entities. Mr. Elenio has also acted as Managing Director of Reeff Consulting, LLC, a financial and business advisory firm providing outsourced financial and consulting services for start-up to mid-sized companies.  Mr. Elenio was a strategic and financial advisor to Premier Wealth Management, Inc., a wealth management company located in Lugano, Switzerland that managed in excess of $500 million. Mr. Elenio began his career with Ernst & Young LLP (then Ernst & Whinney) in the entrepreneurial services area where he worked directly with small to mid-size emerging growth companies, and then with KTI, Inc., a waste recycling company, where he was Corporate Controller and ultimately, Vice President of Finance.  After successfully transitioning KTI’s financial operations to Maine, Mr. Elenio joined Bogen Communications, Inc. as Controller in 1997.

Mr. Elenio holds an MBA in Finance from Seton Hall University and is a Certified Public Accountant.  In addition, Mr. Elenio is an adjunct professor at Seton Hall University where he teaches Finance at the graduate and undergraduate level. Mr. Elenio has served as a member of the Board of Directors of Xplore Technologies Corp., a company engaged in the development, integration and marketing of rugged wireless computers, and Communications Intelligence Corporation, a leading supplier of electronic signature solutions for the financial industry.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by General Employment Enterprises, Inc. dated May 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: May 9, 2014	By: /s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Executive Officer